EXHIBIT 99.28

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES AUGUST 31, 2002 ASSETS UNDER MANAGEMENT

New York, NY, September 17, 2002 — Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management (AUM) of approximately $395 billion at August 31, 2002 compared to $389 billion at July 31, 2002 and $445 billion at August 31, 2001.

Total AUM at August 31, 2002 increased by approximately 2% or $6 billion from July 31, 2002 and decreased approximately 11% or $50 billion from August 31, 2001. The increase from July 31, 2002 primarily resulted from higher market levels and positive net flows in the institutional and private client channels.

ALLIANCE CAPITAL MANAGEMENT L.P.

(THE OPERATING PARTNERSHIP)

ASSETS UNDER MANAGEMENT

($ billions)

	At August 31, 2002 (preliminary)				At July 31, 2002	At Dec 31, 2001*	At Aug 31, 2001*
	Retail	Institutional Investment Management	Private Client	Total	Total	Total	Total
Equity
Growth	$45	$72	$3	$120	$120	$173	$174
Value	23	50	26	99	96	101	96
Total Equity	68	122	29	219	216	274	270

Fixed Income	69	72	11	152	149	146	144

Passive	3	21	0	24	24	32	31

Total	$140	$215	$40	$395	$389	$452	$445

* AUM previously reported as of each date prior to March 31, 2002, have been restated to reflect the reclassification of institutional cash management and sub-advised variable annuity accounts from Institutional Investment Management to Retail and certain Private Client accounts to Retail and Institutional Investment Management.  AUM now also excludes assets managed by unconsolidated affiliates.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Holding owns approximately 30.4% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 2.0% of the outstanding Alliance Holding Units and approximately 51.4% of the outstanding units of limited partnership interest in Alliance Capital, representing an approximate 52.5% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.